UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported):
February 15, 2006 (February 10, 2006)
INTEGRATED ELECTRICAL SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-13783 (Commission File Number)	76-0542208 (IRS Employer Identification No.)

1800 West Loop South, Suite 500 Houston, Texas (Address of principal executive offices)	77027 (Zip Code)
Registrant’s telephone number, including area code: (713) 860-1500
(Former name or former address, if changed since last report): Not applicable
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry Into a Material Definitive Agreement
     The information provided in Item 1.03 of this Current Report on Form 8-K regarding the Plan Support Agreement, the Exit Credit Facility and the Term Exit Facility (as each such term is defined below) is incorporated by reference into this Item 1.01.
Employment Agreement with Byron Snyder
     On February 13, 2006 (the “Effective Date”), Integrated Electrical Services, Inc. (“IES” or the “Company”) entered into an Employment and Consulting Agreement (the “Employment Agreement”) with C. Byron Snyder, President and Chief Executive Officer of IES. The term of the Employment Agreement is from the Effective Date through February 13, 2008 (the “Agreement Term”), unless earlier terminated in accordance with its terms. Mr. Snyder will be employed by IES as its Chief Executive Officer from the Effective Date through the earlier to occur of (i) any date after the Effective Date specified by the Board of Directors of IES and (ii) the effective date of employment of a replacement Chief Executive Officer (the “Employment Term”). Following the expiration of the Employment Term, through February 13, 2008 (the “Consulting Term”), Mr. Snyder will perform consulting and advisory services for the Company.
     Pursuant to the Employment Agreement, Mr. Snyder will receive monthly compensation of $20,833.33. Mr. Snyder will also be granted an option to purchase 51,471 shares, subject to adjustment, of reorganized IES common stock in accordance with the terms of the form of Option Agreement attached as an exhibit to the Employment Agreement and the 2006 Long Term Incentive Plan identified therein. A portion of the options will be granted on the first business day following the effective date of the plan of reorganization described in Item 1.03 below and the remainder of the options will be granted 90 days later if certain conditions are met.
     As more fully described therein, the Employment Agreement will automatically terminate upon the death or disability of Mr. Snyder and may be terminated at any time by the Company with cause or by Mr. Snyder for any reason. In addition, the Employment Agreement may be terminated by the Company for any reason at any time on or after the 91st day after the date of grant of Mr. Snyder’s options. In the event that the Employment Agreement is terminated due to death, disability or by the Company without cause, Mr. Snyder shall nevertheless be entitled to the monthly compensation described above for the remainder of the Agreement Term. If the Employment Agreement is terminated by Mr. Snyder for any reason or the Company with cause, then the Company shall have no further obligation to pay the monthly compensation.
     During the Agreement Term and for a period of two years following termination of the Employment Agreement, Mr. Snyder is bound by non-competition and confidentiality provisions similar to those of the Company’s other senior officers, as more fully described in the Employment Agreement.
     The Employment Agreement is filed as Exhibit 10.1 hereto and the foregoing summary of certain terms and conditions of the Employment Agreement is qualified in its entirety by reference to such exhibit.
ITEM 1.03 Bankruptcy or Receivership
     On February 14, 2006 (the “Commencement Date”), IES and all of its domestic subsidiaries (collectively, the “Debtors”) filed voluntary petitions for reorganization (the “Chapter 11 Cases”) under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division (the “Bankruptcy Court”). The Debtors will continue to operate their businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. The Company issued a press release, a copy of which is attached hereto as Exhibit 99.1, announcing the Chapter 11 filing.
Plan Support Agreement
     Prior to the filing of the Chapter 11 Cases, the Debtors entered into a Plan Support Agreement, dated February 13, 2006 (the “Plan Support Agreement”), with certain holders of the Company’s 9 3/8% Senior Subordinated Notes due 2009 (the “Senior Subordinated Notes”) representing approximately 61% of the outstanding principal amount of such notes (the “Supporting Noteholders”). The Plan Support Agreement requires the Supporting Noteholders to vote in favor of and support a financial restructuring to be effectuated through a prearranged Chapter 11 plan on the terms set forth therein. The terms of the financial restructuring are embodied in the Draft Plan and Draft Disclosure Statement (as each such term is defined below). Under the terms of the Plan Support Agreement, among other things, in the event that the Debtors fail to commence solicitation of the Draft Disclosure Statement within 60 days of the Commencement Date, fail to obtain confirmation of the Draft Plan within 105 days of the Commencement Date, or fail to consummate the Draft Plan within 120 days of the Commencement Date, the obligations of the Supporting Noteholders under the Plan Support Agreement to support the Plan may be terminated.
     The Plan Support Agreement is filed as Exhibit 10.2 hereto and the foregoing summary of certain terms and conditions of the Plan Support Agreement is qualified in its entirety by reference to such exhibit.
The DIP Facility
     The Company previously announced that it had accepted a financing commitment letter, dated February 1, 2006 (the “DIP Commitment Letter”), from Bank of America, N.A. (“BofA”). The DIP Commitment Letter contemplates that BofA and any other lenders that choose to participate therein will provide a credit facility (the “DIP Facility”) in the aggregate amount of $80 million to the Debtors, as a debtor-in-possession, upon the satisfaction of certain conditions. Loans under the DIP Facility will bear interest at LIBOR plus 3.5% or the Base Rate plus 1.5% on the terms set forth in the Commitment Letter. The DIP Facility will mature on the earliest to occur of (i) the expiration of a period of 12 months from the closing date of the DIP Facility, (ii) 45 days after the commencement of the Chapter 11 cases if a final order approving the DIP Facility has not been entered by the Bankruptcy Court, (iii) the effective date of an approved plan of reorganization or (iv) termination of the DIP Facility. For a further description of the DIP Facility, please see our current report on Form 8-K filed on February 7, 2006.
     One of the conditions to providing the DIP Facility was negotiation of definitive documentation. As of the date hereof, definitive documentation has been negotiated and submitted to the Bankruptcy Court for approval.
The Exit Facilities
     The Exit Credit Facility
     On February 10, 2006, the Company accepted a financing commitment letter (the “Exit Credit Commitment Letter”) from BofA for a senior secured post-confirmation exit credit facility (the “Exit Credit Facility”). The Exit Credit Commitment Letter contemplates that BofA and any other lenders that choose to participate therein (collectively, the “Exit Credit Lenders”) will provide an Exit Credit Facility to the Company in the aggregate amount of up to $80 million, with a $72 million sub-limit for letters of credit, for the purpose of refinancing the DIP Facility and providing letters of credit and financing subsequent to confirmation of a plan of reorganization. BofA has committed to lend up to $40 million of the Exit Credit Facility and will seek to syndicate the remaining amount thereof.
     Loans under the DIP Facility will bear interest at LIBOR plus 3.5% or the Base Rate plus 1.5% on the terms set forth in the Exit Credit Commitment Letter. In addition, the Company will be charged monthly in arrears (i) an unused line fee of either 0.5% or 0.375% depending on the utilization of the credit line, (ii) a letter of credit fee equal to the applicable per annum LIBOR margin times the amount of all outstanding letters of credit and (iii) certain other fees and charges as specified in the Exit Credit Commitment Letter.
     The Exit Credit Facility will mature two years after the closing date. The Exit Credit Facility will be secured by first priority liens on substantially all of the Company’s existing and future acquired assets, exclusive of collateral provided to sureties, on the terms set forth in the Exit Credit Commitment Letter. The Exit Credit Facility contemplates customary affirmative, negative and financial covenants binding on the Company as described in the Exit Credit Commitment Letter.

     The Exit Credit Commitment Letter provides that the Exit Credit Lenders are obligated to provide the Exit Credit Facility only upon satisfaction of certain conditions, including, without limitation, completion of definitive documentation and other ancillary documents as may be requested by BofA, the absence of a material adverse change in the Company’s business, assets, liabilities, financial condition, business prospects or results of operation, other than the Chapter 11 Cases, since the date of the Exit Credit Commitment Letter, BofA’s receipt of satisfactory financial projections and financial statements, BofA’s satisfaction with the relative rights of BofA and the Company’s sureties, including the Company having agreements with its sureties for the issuance of up to $75 million in bonds, and BofA’s satisfaction with the Debtors’ plan of reorganization, including the treatment of certain creditors thereunder, and the order confirming the plan.
     The Exit Credit Commitment Letter is filed as Exhibit 10.3 hereto and the foregoing summary of certain terms and conditions of the Exit Credit Facility is qualified in its entirety by reference to such exhibit.
     The Term Exit Facility
     On February 10, 2006, the Company accepted a commitment letter (the “Term Exit Commitment Letter”) from Eton Park Fund, L.P. and an affiliate and Flagg Street Partners LP and affiliates (collectively, the “Term Exit Lenders”) for a senior secured term loan in the amount of $53 million (the “Term Exit Facility”). The purpose of the Term Exit Facility is to refinance the Company’s 6.5% senior convertible notes due 2014 (the “Senior Convertible Notes”).
     The loan under the Term Exit Facility will bear interest at 10.75% per annum, subject to adjustment as set forth in the Term Exit Commitment Letter. Interest will be payable in cash, in arrears, quarterly, provided that, in the sole discretion of the Company, until the third anniversary of the closing date, the Company shall have the option to direct that interest be paid by capitalizing such interest as additional loans under the Term Exit Facility. Absent the Term Exit Lenders’ right to demand repayment in full on or after the fourth anniversary of the closing date, the Term Exit Facility will mature on the seventh anniversary of the closing date. The Term Exit Facility contemplates customary affirmative, negative and financial covenants binding on the Company, including, without limitation, a limitation on indebtedness of $90 million under the Exit Credit Facility with a sublimit on funded outstanding indebtedness of $25 million, as more fully described in the Term Exit Commitment Letter. Additionally, the Term Loan Exit Facility includes provisions for optional and mandatory prepayments on the conditions set forth in the Term Exit Commitment Letter. The Term Exit Facility will be secured by substantially the same collateral as the Exit Credit Facility, and will be second in priority to the liens securing the Exit Credit Facility.
     The Term Exit Commitment Letter provides that the Term Exit Lenders are obligated to provide the Term Exit Facility only upon the satisfaction of certain conditions, including, without limitation, completion of definitive documentation and other ancillary documents as may be requested by the Term Exit Lenders, the Term Exit Lenders’ satisfaction with the final confirmation order confirming Debtors’ plan of reorganization and the occurrence of the effective date of the plan, the Company’s repayment of the DIP Credit Facility or its conversion into the Exit Credit Facility, delivery of interim financial statements as well as any financial documentation delivered to BofA, and the Term Exit Lenders’ satisfaction with the terms and conditions of the Exit Credit Facility.
     The Term Exit Commitment Letter is filed as Exhibit 10.4 hereto and the foregoing summary of certain terms and conditions of the Term Exit Facility is qualified in its entirety by reference to such exhibit.
Item 2.03 Creation of a Direct Financial Obligation
     The information provided in Item 1.03 of this Current Report on Form 8-K regarding the Exit Credit Facility and the Term Exit Facility is incorporated by reference into this Item 2.03.
Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation
     The filing of the Chapter 11 Cases described in Item 1.03 above constitute an event of default under the Company’s Senior Subordinated Notes, Senior Convertible Notes, credit facility with BofA and surety agreement with Federal Insurance Company. The Debtors believe that any remedies which may exist related to this event of default under such indentures and agreements are stayed under the Bankruptcy Code.
     As previously disclosed, on January 19, 2006, the holders of the outstanding Senior Convertible Notes, delivered written notice (the “Repurchase Notices”) to the Company alleging that a “Termination of Trading” constituting a “Fundamental Change,” each as defined under the Indenture dated as of November 24, 2004 (the “Indenture”) by and among the Company, the guarantors party thereto and the Bank of New York, as trustee, had occurred with respect to the Senior Convertible Notes and that, as a result, the Company is required to repurchase the Senior Convertible Notes on the terms and conditions specified in the Indenture. Pursuant to the Indenture, a “Termination of Trading” is deemed to have occurred if the common stock of the Company into which the Senior Convertible Notes are convertible “is neither listed for trading on the New York Stock Exchange (the “NYSE”) or the American Stock Exchange nor approved for listing on the NASDAQ National Market or the NASDAQ SmallCap Market, and no American Depositary Shares or similar instruments for such common stock are so listed or approved for listing in the United States.” The Repurchase Notices allege that a Termination of Trading occurred with respect to the Senior Convertible Notes when the Company was orally notified on December 15, 2005 that its common stock had been suspended from trading on the NYSE. The Company does not believe that a Termination of Trading has occurred and disputes any assertion to the contrary.
     Nevertheless, on February 10, 2006, the holders of the Senior Convertible Notes delivered Acceleration Notices to the Company. The Acceleration Notices state that, due to the Company’s failure to repurchase the Senior Convertible Notes by February 7, 2006 pursuant to the Repurchase Notices, the holders of the Senior Convertible Notes are accelerating the Senior Convertible Notes pursuant to the Indenture. The Company does not believe that the holders of the Senior Convertible Notes are entitled to accelerate the Senior Convertible Notes pursuant to the Indenture under the circumstances asserted by the holders. In any case, the Company believes that any remedies which may be available under the Indenture are stayed under the Bankruptcy Code.
Item 5.02 Departure of Directors or Principal Officers
     (b) Effective as of February 13, 2006, Donald P. Hodel resigned from the Company’s Board of Directors. There were no disagreements between Mr. Hodel and management or the Board of Directors.
Item 7.01 Regulation FD Disclosure
Plan and Disclosure Statement
     On February 14, 2006, the Debtors filed a draft of their proposed disclosure statement (the “Draft Disclosure Statement”) and their proposed joint plan of reorganization (the “Draft Plan”) with the Bankruptcy Court. Copies of the Draft Disclosure Statement and Draft Plan are included herewith as Exhibits 99.2 and 99.3, respectively. The Draft Disclosure Statement and Draft Plan are also available on the Company’s website located at www.ies-co.com.
     The Draft Disclosure Statement contains financial projections as Exhibit C thereto prepared for purposes of the Chapter 11 Cases (the “Financial Projections”). The Financial Projections have not been audited or reviewed by independent accountants and may be subject to future reconciliation and adjustments. The Financial Projections should not be used for investment purposes. The Financial Projections contain information different from that required in the Company’s reports pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and that information might not be indicative of the Company’s financial condition or operating results that would be reflected in the Company’s financial statements or in its reports pursuant to the Exchange Act. Results set forth in the Financial Projections should not be viewed as indicative of future results.
     Bankruptcy law does not permit solicitation of acceptances of the Draft Plan until the Bankruptcy Court approves a disclosure statement relating to the Draft Plan. Accordingly, this filing is not intended to be, nor should it be construed as, a solicitation for a vote on the Draft Plan.

Discussions with the Ad Hoc Committee
     As part of the Company’s discussions with the ad hoc committee of holders of Senior Subordinated Notes, the Company disclosed (i) its 13-week budget as previously submitted to BofA in connection with the DIP Facility (a copy of the 13-week budget is included as Exhibit 99.4 hereto) and (ii) updated and elaborated upon the Securities and Exchange Commission (the “SEC”) investigation of the Company, which the Company previously disclosed. The revised disclosure regarding the SEC investigation is as follows:
SEC Investigation — On August 31, 2004, the Fort Worth Regional Office of the SEC sent a request for information concerning IES’s inability to file its 10-Q in a timely fashion, the internal investigation conducted by counsel to the Audit Committee of the company’s Board of Directors, and the material weaknesses identified by IES’s auditors in August 2004. In December 2004, the Commission issued a formal order authorizing the staff to conduct a private investigation into these and related matters, including, among other things, the Company’s 2004 restatement; whether two receivables which were written down in the aggregate amount of approximately $2.4 million in 2004 should have been disclosed earlier and/or accounted for differently; and whether certain resolved loss contingencies should have been disclosed in the Company’s quarterly and annual reports on Forms 10-Q and 10-K prior to their resolution. The investigation is still ongoing, and the Company is cooperating with the SEC. The outcome of this investigation is not currently known. An adverse outcome in this matter could have a material adverse effect on our business, consolidated financial condition, results of operations or cash flows.
Conference Call with Vendors and Post-Filing Publicity
     On February 14, 2006, in connection with the Chapter 11 Cases, the Company’s President and Chief Executive Officer, C. Byron Snyder, held a conference call with key vendors in which he inadvertently misstated certain details regarding the Company’s surety bonding arrangements. As previously disclosed in the Company’s Current Report on Form 8-K filed on February 7, 2006, the Company has an agreement for surety bonding with Federal Insurance Company for debtor-in-possession surety bonding in the aggregate amount of $48 million. The Company does not have an agreement with International Bonding and Construction Services at the present time, although the Company does engage in discussions and makes arrangements with bonding sources from time to time in the ordinary course of business. In addition, on February 15, 2006, Mr. Snyder was quoted in the Houston Chronicle (Bill Hensel Jr., Quick Work Planned on Debt — IES to Swap Stock in a Fast Bankruptcy Exit, Houston Chronicle, February 15, 2006, at D1) stating that the Company’s cash flow “is and continues to remain extremely strong.” As set forth in the Company’s Quarterly Report on Form 10-Q for the period ending December 31, 2006, the Company’s cash flow from operations in the first quarter of fiscal 2006 was $1.1 million, an improvement of $10.2 million from the same quarter in fiscal 2005, although net cash and cash equivalents at the end of the first quarter of fiscal 2006 was lower than at the beginning of the quarter by approximately $3.5 million. Moreover, the Financial Projections show a projected decrease in cumulative cash flow (cumulative net disbursements) during the 13 weeks following the filing of the Chapter 11 Cases of approximately $24 million, reflecting the expected negative impact of the filing of the Chapter 11 Cases on the Company’s business and including approximately $4.2 million in net restructuring-related disbursements. Please see the discussion above under the caption “Plan and Disclosure Statement” regarding the inadvisability of using the Financial Projections for investment purposes and the fact that the results set forth in the Financial Projections should not be viewed as indicative of the Company’s future results.
Bankruptcy Documents
     Documents filed in connection with the Chapter 11 Cases (other than documents filed under seal or otherwise subject to confidentiality protections) will be accessible at the Bankruptcy Court’s Internet site, https://ecf.txnb.uscourts.gov/ through an account obtained from Pacer Service Center at 1-800-676-6856, and at the Internet site maintained by the Company’s legal counsel, http://cm/mcso/clients/ies.usp. The information set forth on the foregoing website shall not be deemed to be a part of or incorporated by reference into this Current Report on Form 8-K.
     In accordance with general instruction B.2 of Form 8-K, the information in this report (including exhibits) that is being furnished pursuant to Item 7.01 of Form 8-K shall not be deemed to be “filed” for the purposes of Section 18 of the Exchange Act, or otherwise subject to liabilities of that section, nor shall they be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as expressly set forth in such filing. This report will not be deemed an admission as to the materiality of any information in the report that is required to be disclosed solely by Regulation FD.
     This current report on Form 8-K includes certain statements that may be deemed to be “forward looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the Company ‘s expectations and involve risks and uncertainties that could cause the Company ‘s actual results to differ materially from those set forth in the statements. Such risks and uncertainties include, but are not limited to, the Company’s inability to complete a financial restructuring on terms acceptable to the Company or at all; the

Debtors’ inability to obtain Bankruptcy Court approval of the Draft Disclosure Statement or confirmation of the Draft Plan; uncertainties affecting the financial projections and 13-week budget prepared in connection with the Chapter 11 Cases; and the outcome of the SEC investigation. You should understand that the foregoing important factors, in addition to those discussed in our other filings with the Securities and Exchange Commission, including those under the heading ‘Risk Factors” contained in our annual report on Form 10-K for the fiscal year ended September 30, 2005 and our quarterly report on Form 10-Q for the quarter ended December 31, 2005, could affect our future results and could cause results to differ materially from those expressed in such forward-looking statements. We undertake no obligation to publicly update or revise the Company’s borrowing availability, its cash position or any forward-looking statements to reflect events or circumstances that may arise after the date of this report.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS
     (c) Exhibits.

Exhibit
Number	Description

10.1*	Employment and Consulting Agreement, dated February 13, 2006, by and between Integrated Electrical Services, Inc. and C. Byron Snyder.

10.2*	Plan Support and Lock-Up Agreement Regarding Integrated Electrical Services, Inc., dated February 13, 2006, by and among Integrated Electrical Services, Inc. and the holders of senior subordinated notes identified therein.

10.3*	Commitment for Senior Post-Confirmation Exit Credit Facility, dated February 10, 2006, by and between Integrated Electrical Services, Inc. and Bank of America, N.A.

10.4*	$53 Million Term Loan Facility Commitment Letter, dated February 10, 2006, by and among Integrated Electrical Services, Inc., Eton Park Fund, L.P. and affiliate and Flagg Street Partners LP and affiliates.

99.1*	Press Release, dated February 14, 2006.

99.2**	Disclosure Statement for the Joint Plan of Reorganization of Integrated Electrical Services, Inc. and Certain of its Direct and Indirect Subsidiaries under Chapter 11 of the Bankruptcy Code, dated February 14, 2006.

99.3**	Joint Plan of Reorganization of Integrated Electrical Services, Inc. and Certain of its Direct and Indirect Subsidiaries under Chapter 11 of the Bankruptcy Code, dated February 14, 2006.

99.4**	13-Week Budget
*     Filed herewith
**    Furnished herewith

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRATED ELECTRICAL SERVICES, INC.
By:	/s/ Curt L. Warnock
Curt L. Warnock
Senior Vice President and General Counsel

Date: February 15, 2006

EXHIBIT INDEX

Exhibit
Number	Description

10.1*	Employment and Consulting Agreement, dated February 13, 2006, by and between Integrated Electrical Services, Inc. and C. Byron Snyder.

10.2*	Plan Support and Lock-Up Agreement Regarding Integrated Electrical Services, Inc., dated February 13, 2006, by and among Integrated Electrical Services, Inc. and the holders of senior subordinated notes identified therein.

10.3*	Commitment for Senior Post-Confirmation Exit Credit Facility, dated February 10, 2006, by and between Integrated Electrical Services, Inc. and Bank of America, N.A.

10.4*	$53 Million Term Loan Facility Commitment Letter, dated February 10, 2006, by and among Integrated Electrical Services, Inc., Eton Park Fund, L.P. and affiliate and Flagg Street Partners LP and affiliates.

99.1*	Press Release, dated February 14, 2006.

99.2**	Disclosure Statement for the Joint Plan of Reorganization of Integrated Electrical Services, Inc. and Certain of its Direct and Indirect Subsidiaries under Chapter 11 of the Bankruptcy Code, dated February 14, 2006.

99.3**	Joint Plan of Reorganization of Integrated Electrical Services, Inc. and Certain of its Direct and Indirect Subsidiaries under Chapter 11 of the Bankruptcy Code, dated February 14, 2006.

99.4**	13-Week Budget
*      Filed herewith
**    Furnished herewith